Exhibit 10.18
July 19, 2007
Lars Dalgaard
President and Chief Executive Officer
SuccessFactors, Inc.
1500 Fashion Island Blvd, Suite 300
San Mateo, CA 94404
Dear Lars:
     On behalf of SuccessFactors, Inc. (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company, effective as of July 19, 2007 (the “Employment Date”), and supersedes all prior agreements and understandings concerning the terms of your employment.
          1. Position. You will continue to be employed by the Company full time as its President and Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). You will also be elected as a member of the Board during your employment as the Company’s CEO. You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment.
          2. Compensation and Benefits. Your annual base salary for 2007 will be Four Hundred Thousand dollars ($400,000), payable in accordance with the Company’s normal payroll practices, less any payroll deductions and withholdings as are required by law. You will be eligible for a target bonus applicable to the Company’s fiscal year commencing on January 1, 2007 and continuing through December 31, 2007 (“Annual Bonus”) equal to 100% of your annual base salary based upon achievement of such performance goals and conditions as are established by the Board with your input, and you will have the opportunity to earn up to a total bonus of 150% of your annual base salary for performance exceeding those goals in accordance with the plan established by the Board. Your bonus will be paid after completion of the audited financial results for the year ended December 31, 2007, and the Company reserves the right to defer payment of up to one-third of your bonus for one year consistent with any such deferral established for the executive team of the Company generally. For subsequent years, your base salary and bonus will be reviewed annually by the Compensation Committee and you will be eligible to receive a bonus in such amount and upon such terms as shall be recommended by the Compensation Committee and approved by the Board. You will also be eligible for vacation/paid time off, health insurance, 401(k) and other benefits offered to Company employees. .
          3. Stock Options. You have already been awarded options to purchase shares of the Company’s common stock as set forth on Exhibit A to this Agreement. Subject to approval of the Board, the Company will grant you an additional option (the “Option”) under the Company’s 2001 Stock Option Plan (the “Plan”) to purchase an additional 800,000 shares of the Company’s common stock. The Option will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the Board and will vest over four years, conditioned upon your continued employment with the Company, in equal monthly installments the date of grant. The Board or Compensation Committee may, in its sole discretion, provide you with option grants and other equity awards in the future.

          4. Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows:
               (a) You may terminate your employment upon written notice to the Board for “Good Reason,” as defined below within 90 days following the occurrence of Good Reason (an “Involuntary Termination”);
               (b) You may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (a “Voluntary Termination”);
               (c) The Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (a “Termination for Cause”);
               (d) The Company may terminate your employment upon written notice to you at any time without Cause for such termination (a “Termination without Cause”);
               (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board (a “Termination for Death or Disability”); provided that “disability” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          5. Definitions. As used in this Agreement, the following terms have the following meanings:
               (a) “Good Reason” means any of the following taken without your written consent with 60 days notice to the Company and 30 days opportunity to cure (i) a change in your title of Chief Executive Officer of the Company or a material reduction in your duties or responsibilities that is inconsistent with your position as chief executive officer of the Company or a comparable business unit of a successor; (ii) a requirement by the Company that you relocate your principal office to a facility more than 50 miles from the Company’s current headquarters without your consent; (iii) a reduction in your annual base salary by more than 10% (other than in connection with a general decrease in the salary of all executive officers of the Company) or (iv) a material breach by the Company of this Agreement.
               (b) “Cause” means your (i) failure to substantially perform, or gross negligence in the performance of, your duties after there has been delivered to you a written demand for performance which describes the specific deficiencies in your performance and the specific manner in which your performance must be improved, and which provides you 30 days from the date of notice to remedy such performance deficiencies; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; (iv) material breach of this Agreement or any proprietary information and inventions or confidentiality agreement with the Company; or (v) failure to follow the lawful directions of the Board.
               (c) “Change in Control” means (i) a sale, conveyance, exchange or transfer in which any person or entity, either directly or indirectly, becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the total voting power of all its then outstanding voting securities; (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company.
          6. Separation Benefits. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances and conditioned upon your execution of a release and waiver of all claims, in a form acceptable to the Company, against the Company and its officers, directors and affiliates, the return of any Company property you may then hold you will also be entitled to receive severance benefits as set forth below.
               (a) In the event of your Voluntary Termination, Termination for Cause, or Termination for Death or Disability, you will not be entitled to any cash severance benefits or additional vesting of the Option or any other Company equity awards you then hold.
               (b) In the event of your Involuntary Termination or Termination without Cause, you will be entitled to total severance payments equal to the sum of (i) 12 months of your annual base salary plus (ii) an amount equal to your pro-rated target annual bonus, if any, for the Company’s fiscal year in which your termination occurs, based on deemed achievement of target goals and conditions applicable to the Company’s fiscal year in which your termination occurs, prorated based on the number of days you have worked during such fiscal year. Half of the total severance payments to be made pursuant to this Section 9(b) shall be paid in a lump sum within thirty (30) days following the date of your termination or at a later date if so required pursuant to Section 409A(2)(B) of the Code unless such payment would result in a tax under Section 409A of the Code in which case the Company will endeavor to make the payment on a different date that would not result in such a tax. The remaining half of the total severance payments will be made in equal monthly installments over the 12 months following your termination and will not be subject to reduction for income you receive from subsequent employment by a third party during the 12 months following your termination. In addition, the Company will reimburse you for any COBRA payments made by you in the 12 months following your termination. In consideration of the severance payments to you pursuant to this paragraph (b), you agree that during the 12 months following your termination you will make yourself available to the Company as a consultant as reasonably requested by the Company for up to 10 hours per month and will not, directly or indirectly, render any services to or on behalf of any company or business unit that is engaged primarily in the provision of human capital management software or services.
               (c) In the event of your Involuntary Termination more than 6 months following and within 12 months following a Change in Control, or Termination without Cause within 12 months following a Change in Control, you will be entitled (in addition to the severance payments provided in paragraph (b) above) to full acceleration of all unvested portions of the Option and all options and restricted stock listed on Exhibit A to this Agreement.
          7. Excise Tax. In the event that the benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this Agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
          8. Confidential Information and Invention Assignment Agreement. You have signed the Company’s standard form of proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”), a copy of which is attached to this letter as Exhibit B. Nothing in this Agreement alters the terms and conditions of the Proprietary Information and Inventions Agreement.
          9. Indemnification. The Company shall indemnify you with respect to activities in connection with your employment hereunder to the fullest extent provided in the Company’s bylaws. You will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, you will enter into the form of indemnification agreement provided to other executive officers and directors of the Company.
          10. Arbitration. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (i) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party; and (ii) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction. The site of the arbitration proceeding shall be in San Mateo County, California.
          11. Miscellaneous.
               (a) Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.
               (b) Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.
               (c) Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.
               (d) Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
               (e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

               (f) Entire Agreement. This Agreement, including the Proprietary Information and Inventions Agreement, the options listed in the attached Exhibit A and your indemnification agreement, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.
               (g) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
     Please sign and date this Agreement, and return it to me if you wish to continue employment at the Company under the terms described above.

Best regards,
/s/ David N. Strohm
David N. Strohm
Chairman of the Board of Directors SuccessFactors, Inc.

     I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.
Accepted and agreed to this 19 day of July 2007:
/s/ Lars Dalgaard
          Lars Dalgaard

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